Exchange Bancshares, Inc.
                                                                            2001
                                                                     2nd Quarter
                                                                          Report
To  Our  Shareholders:

Earnings for the second quarter of 2001 were $124,000, which represents a 37.06% decrease from the 2000-second quarter earnings of $197,000 and a 12.73% increase from the 1999-second quarter earnings of $110,000. Basic earnings per common share for the second quarter were $.21 compared to $.34 for the same period in 2000. Return on average common equity (ROE) for the current quarter was 5.98% while return on average assets (ROA) was 0.55%, as compared to ROE of 10.21% and ROA of 0.85%, for the second quarter of 2000. The decrease in these performance ratios is a direct result of the decrease in other income and net interest income coupled with the increases experienced in other operating expenses. The year-to-date performance ratios reflect the diminishing negative effect of the Towne Bank acquisition related costs which have had a significant effect on the Company's performance over the last three years.

At June 30, 2001, the consolidated assets of the Company totaled $108.2 million, an increase of $6.1 million, or 5.97% from $102.1 million at June 30, 2000. Deposit liabilities increased $12.9 million, or 15.24% from $84.3 million at the close of the second quarter 2000 to $97.2 million. Total shareholders' equity has increased 7.40% since June 2000 to $10.3 million at June 30, 2001 compared to $9.5 million at June 30, 2000.

The Company's net interest margin averaged 4.23% for the three months ended June 30, 2001, which compares to the 4.63% net interest margin for the second quarter of 2000 and 4.68% for the year ended December 31, 2000. The change in the interest margin is due primarily to the changes in the both the composition of interest-earning assets and interest-bearing liabilities. Historically, in a declining interest rate environment the Company has, as most financial institutions have, experienced a more rapid rate of decline in yields on interest earning assets (loans and investments) as opposed to interest costing liabilities (deposits and borrowings). This coupled with the utilization of the secondary market to satisfy the demand for mortgage loan refinancing at lower rates are the two primary factors for the decline in the net interest margin. Total loans outstanding decreased to $76.6 million, or $1.9 million from $78.5 million at year-end 2000. At the same time, the Company continued to experience a moderate growth in the higher yielding deposit products. The proceeds from the maturing investments and paid off mortgage loans were invested in overnight funds overnight funds to in order maintain a liquid position and to fund possible increases in new loan demand as the Company continues to expand in their new market areas.

The Company's asset quality ratios remained at a manageable level. The increase in non-performing loans is primarily the result of three borrowers experiencing temporary slow down in their respective businesses. The ratio of non-accrual loans to total loans of 0.83%, and the ratio of non-performing loans to total loans of 0.95%, as compared to 0.15% and 0.27%, respectively, at June 30, 2000. At the end of the second quarter, the Company's allowance for credit losses was 108.68% of non-performing loans as compared to 427.03% at the end of the second quarter 2000.

The results of the second quarter demonstrate the continued strength of the Company's ability to sustain core earnings capacity.

                                        Exchange  Bancshares,  Inc.



237 Main Street, Box 177, Luckey, Ohio, 43443  Phone 419 833-3401 &
535-8861       FAX 419 833-3663


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



===================================================================================================
SELECTED FINANCIAL DATA
                                                Three Months Ended June 30,
                                         ------------------------------------------
                                                                                            Percent
(Dollars in thousands except per share data)               2001                 2000        Change

NET INCOME                                     $                        124   $    197      (37.06)
Per common share
 Net income                                                            0.21       0.34      (38.24)
 Book value                                                           17.51      16.41        6.70


FINANCIAL RATIOS
Net interest margin                                                    4.23%      4.63%
Return on average total assets                                         0.55       0.85
Return on average common equity                                        5.98      10.21
Risk-based capital
 Tier I                                                               13.32      13.59
 Total capital                                                        14.43      14.84

===================================================================================================
SELECTD BALANCE SHEET ITEMS AND RATIOS
                                                                           June 30,         Percent
                                                                     -----------------
(Dollars in thousands).                                                2001       2000      Change
---------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
BALANCE SHEET ITEMS
Total assets                                   $                    108,220   $102,127        5.97
Total loans                                                          76,581     77,178       (0.77)
Total deposits                                                       97,185     84,333       15.24
Total shareholders' equity                                           10,253      9,546        7.40

RATIOS
Non-performing assets to total loans plus
 other real estate owned                                               0.95%     0.27%
Allowance for credit losses to total loans                             1.04      1.15
Allowance for credit losses to
 non-performing loans                                                108.68    427.03

===================================================================================================

INVESTOR  RELATIONS

Request for copies of reports providing more detailed financial statements and analysis, as well as all other inquiries regarding investor relations should be directed to Marion Layman at Exchange Bancshares, Inc., 237 Main Street, Box
177,  Luckey,  Ohio,  43443,  or  by  telephone  at  (419)  833-3401.